Exhibit 10.22
CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
LETTER OF CREDIT AGREEMENT
dated as of December 9, 2009
between
ARKANSAS BEST CORPORATION
and
SUNTRUST BANK

LETTER OF CREDIT AGREEMENT
THIS LETTER OF CREDIT AGREEMENT (this “Agreement”) is made and entered into as of December 9, 2009 between ARKANSAS BEST CORPORATION, a Delaware corporation (“Company”), and SUNTRUST BANK, a Georgia banking corporation (together with its successors and assigns, “Bank”).
W I T N E S S E T H:
WHEREAS, the Company has requested, and the Bank has agreed, subject to the terms and conditions of this Agreement, to establish a $15,000,000 letter of credit facility;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Bank agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Availability Period” shall mean the period from the Closing Date to the Commitment Termination Date.
“Bank” shall have the meaning assigned to it in the opening paragraph of this Agreement.
“Base Rate” shall mean the higher of (i) the per annum rate which the Bank publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%). The Bank’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Bank may make commercial loans or other loans at rates of interest at, above or below the Bank’s prime lending rate. Any changes in such rates shall be effective as of the date of such change in such rates.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close.

“Cash Collateral” shall have the meaning assigned to it in Section 5.12.
“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by the Bank (or for purposes of Section 2.5(b), by the Bank’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 7.2.
“Commitment” shall mean the obligation of the Bank, subject to the terms and conditions hereof, to issue Letters of Credit for the account of the Company in an aggregate principal amount not exceeding $15,000,000.
“Commitment Termination Date” shall mean the earliest of (i) December 9, 2011, (ii) the date on which the Commitment is terminated pursuant to Section 2.2, and (iii) the date on which the Commitment is terminated pursuant to Section 6.1.
“Company” shall have the meaning assigned to it in the opening paragraph of this Agreement.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” means a Subsidiary of the Company formed under the laws of the United States or any state or territory thereof.
“Event of Default” shall have the meaning provided in Article VI.
“Existing Letters of Credit” shall mean those Letters of Credit that are outstanding on the date of this Agreement as set forth on Schedule I attached hereto.
“Existing Loan Documents” shall mean the Second Amended and Restated Credit Agreement, dated as of May 4, 2007, among the Company, certain of its Subsidiaries, Wells Fargo Bank, National Association, as Administrative Agent and Lead Arranger, and the Lenders party thereto, among others, as amended or modified to date.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.
“Final Termination Date” shall mean that date when (a) t he Commitment Termination Date has occurred, (b) all Letters of Credit issued hereunder have expired, been cancelled or been fully drawn upon and (c) all Obligations have been paid in full in cash.
“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time, applied on a consistent basis and subject to the terms of Section 1.2 hereof.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” shall mean, collectively, each Domestic Subsidiary of the Company and each other Person who from time to time executes a Guaranty of the Obligations hereunder. “Guarantor” shall mean any of the foregoing.
“Guaranty” shall mean each guaranty of the Obligations.
“LC Disbursement” shall mean a payment made by the Bank pursuant to a Letter of Credit.
“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Company at such time.
“Letter of Credit Applications” shall have the meaning assigned to it in Section 2.1(b).
“Letters of Credit” shall mean (i) the Existing Letters of Credit and (ii) any letter of credit issued pursuant to Section 2.1 by the Bank for the account of the Company under the Commitment.
“Letter of Credit Documents” shall mean, collectively, this Agreement, the Guaranty, the Letters of Credit, the Pledge Agreement, each Letter of Credit Application and any and all other instruments, agreements, documents, notices and writings executed in connection with any of the foregoing.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Company or of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company and the Guarantors to perform any of their respective obligations under the Letter of Credit Documents, (iii) the rights and remedies of the Bank under any of the Letter of Credit Documents or (iv) the legality, validity or enforceability of any of the Letter of Credit Documents.
“Obligations” shall mean all amounts owing by the Company to the Bank pursuant to or in connection with this Agreement or any of the other Letter of Credit Documents, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Bank incurred pursuant to this Agreement or any of the other Letter of Credit Documents, whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.
“Payment Office” shall mean the office of the Bank located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Bank shall have given written notice to the Company.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
“Pledge Agreement” shall have the meaning assigned to it in Section 5.12.
“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Company or such other representative of the Company as may be designated in writing by any one of the foregoing with the consent of the Bank.
“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with International Accounting Standards as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Company.

“Voting Stock” shall mean any capital stock or other equity interest of the Company of any class having, by the terms thereof, voting power to elect directors of the Company in the absence of a default or failure to pay dividends with respect to any class or classes of capital stock. Any percentage of Voting Stock held by any person shall be determined by dividing the total number of votes that such person may cast based on the Voting Stock held by such person by the total number of votes that may be cast based upon the total issued and outstanding Voting Stock.
Section 1.2. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for such changes approved by the Company’s independent public accountants) with the most recent audited consolidated financial statement of the Company delivered pursuant to the Bank.
Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Bank’s principal office, unless otherwise indicated.
ARTICLE II
THE LETTER OF CREDIT COMMITMENT
Section 2.1. Letters of Credit.
(a) Subject to the terms and conditions hereof, during the Availability Period, the Bank agrees to issue, at the request of the Company, Letters of Credit for the account of the Company in aggregate face amounts not to exceed the Commitment; provided, however, that (i) each Letter of Credit shall expire on the date one year after the date of issuance of such Letter of Credit (provided that, subject to the limitation in clause (ii) below, a Letter of Credit may contain a provision providing for automatic annual renewal for one year periods, in the absence of notice of non-renewal from the Bank); (ii) no Letter of Credit shall have an expiration date that is later than the first anniversary of the date provided in clause (i) of the definition of Commitment Termination Date, (iii) each Letter of Credit shall be denominated in Dollars and in a stated amount of at least $100,000; and (iv) the Company may not request any Letter of Credit, if, after giving effect to such issuance the LC Exposure would exceed the Commitment.
(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Company shall give the Bank irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Bank shall approve and that the Company shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Bank shall reasonably require (collectively, “Letter of Credit Applications”); provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) The Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Bank shall notify the Company of such demand for payment and whether the Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Bank with respect to such LC Disbursement. The Company shall be irrevocably and unconditionally obligated immediately to reimburse the Bank for any LC Disbursements paid by the Bank in respect of such drawing, without presentment, demand or other formalities of any kind.
(d) The Company’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;
(ii) The existence of any claim, set-off, defense or other right which the Company or any Subsidiary or affiliate of the Company may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Bank or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(iv) Payment by the Bank under a Letter of Credit against presentation of a draft or other document to the Bank that does not comply with the terms of such Letter of Credit;
(v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder; or
(vi) The existence of a Default or an Event of Default.
The Bank shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Bank; provided, that the foregoing shall not be construed to excuse the Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Bank (as finally determined by a court of competent jurisdiction), the Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(e) All Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to the terms of this Agreement. The Company hereby agrees that, to the extent that any Subsidiary of the Company is the account party on any of the Existing Letters of Credit, it shall unconditionally and irrevocably guarantee the payment on such Existing Letters of Credit as if it were the account party thereon.

(f) Unless otherwise expressly agreed by the Bank and the Company when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Bank, its correspondents, and the beneficiaries thereof will be governed by the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) and to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 7.5.
Section 2.2. Optional Reduction and Termination of Commitment.
(a) Unless previously terminated, the Commitment shall terminate on the Commitment Termination Date.
(b) Upon at least two (2) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Bank (which notice shall be irrevocable), the Company may reduce the Commitment in part or terminate the Commitment in whole; provided, that (i) any partial reduction pursuant to this Section 2.2 shall be in an amount of at least $1,000,000 and any larger multiple of $100,000, and (ii) no such reduction shall be permitted which would reduce the Commitment to an amount less than the outstanding LC Exposure.
Section 2.3. Interest and Fees.
(a) Interest. To the extent that any LC Disbursement made hereunder is not reimbursed by the Company to the Bank on the same day when made (including by application of Cash Collateral pursuant to Section 5.12), without limitation of the Bank’s rights and remedies hereunder and under the other Letter of Credit Documents, interest will accrue on such LC Disbursement a per annum rate of the Prime Rate plus four percent (4%). Such interest shall be payable immediately on demand and in any event concurrently with the Company’s reimbursement to the Bank of the applicable LC Disbursement.
(b) Letter of Credit Fees. The Company agrees to pay to the Bank a letter of credit fee which shall accrue at rate equal to [***]% per annum on the average daily undrawn amount of each outstanding Letter of Credit during the period from the Closing Date to the Final Termination Date. Such fees shall be payable quarterly on the last day of each calendar quarter, commencing on December 31, 2009, and on the Final Termination Date. In addition the Company will pay the Bank’s standard fees with respect to amendment of any Letter of Credit, limited, however, to the sum of $150 with respect to each amendment. If any Event of Default shall exist hereunder, at Lender’s option, the letter of credit fee payable pursuant to the first sentence hereof shall be increased to a rate of [***]% per annum.
Section 2.4. Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Bank of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.5. Increased Costs.
(a) If any Change in Law shall:
(i) subject the Bank to any tax in respect of any Letter of Credit or on any amount paid or to be paid under the Letter of Credit (other than any tax measured by or based upon the overall net income of the Bank);
(ii) change the basis of taxation of payments to the Bank of any amounts payable hereunder (other than tax measured by or based upon the overall net income of the Bank);
(iii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank; or
(ii) impose on the Bank any other condition affecting this Agreement or any Letters of Credit issued by the Bank;
and the result of the foregoing is to increase the cost to the Bank of maintaining this Agreement or issuing or maintaining the Letters of Credit or to reduce the amount received or receivable by the Bank hereunder (whether of principal, interest or any other amount), then the Company shall promptly pay, upon written notice from and demand by the Bank, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to reasonably compensate the Bank for such additional costs incurred or reduction suffered.

(b) If the Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Bank’s capital (or on the capital of the Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which the Bank or the Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration the Bank’s policies or the policies of the Bank’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Company of written demand by the Bank, the Company shall pay to the Bank such additional amounts as will reasonably compensate the Bank or the Bank’s parent corporation for any such reduction suffered.
(c) A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive, absent manifest error. The Company shall pay the Bank such reasonable amount or amounts within 10 days after receipt thereof.
(d) Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation.
Section 2.6. Payments Generally.
The Company shall make each payment required to be made by it hereunder (whether of principal, interest, reimbursement amounts, fees or of amounts payable under Section 2.5 or otherwise) prior to 2:00 p.m., on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Bank at its Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All fees and all other amounts due hereunder shall be made in Dollars.
ARTICLE III
CONDITIONS PRECEDENT TO LOANS
Section 3.1. Conditions To Effectiveness. The obligation of the Bank to issue the initial Letters of Credit hereunder is subject to the receipt by the Bank of the following documents in form and substance reasonably satisfactory to the Bank:
(a) this Agreement duly executed and delivered by the Company;
(b) a Guaranty duly executed and delivered by each Guarantor;
(c) a Pledge Agreement duly executed and delivered by the Company;
(d) a certificate of the Secretary or Assistant Secretary of the Company and each Guarantor, attaching and certifying copies of its articles of incorporation and bylaws (or other applicable governing documents) and of the resolutions of its boards of directors (or other governing body), authorizing the execution, delivery and performance of the Letter of Credit Documents to which it is a party and certifying the name, title and true signature of each officer of the Company or such Guarantor executing the Letter of Credit Documents to which it is a party;
(e) a certificate of good standing, as may be available from the Secretary of State of the jurisdiction of incorporation of the Company and each Guarantor;
(f) a certificate, dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 3.2;

(g) a legal opinion of counsel to the Company and Guarantors as to due execution and delivery of this Agreement and the other Letter of Credit Documents and such other matters as the Bank shall require; and
(h) The consolidated and consolidating financial statements of the Company and its Subsidiaries for the fiscal years of the Company ending December 31, 2006, December 31, 2007 and December 31, 2008, including balance sheets, income statements and cash flow statements, together with an unqualified audit letter with respect thereto issued by independent public accountants of recognized national standing and the consolidated and consolidated financial statements of the Company and its Subsidiaries, including balance sheets, income statements and cash flow statements, for the fiscal quarters of the Company ending March 31, 2009, June 30, 2009 and September 30, 2009.
Section 3.2. Each Credit Event. The obligation of the Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
(a) at the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, no Default or Event of Default shall exist; and
(b) all representations and warranties of the Company set forth herein and of any Guarantor set forth in a Guaranty shall be true and correct in all material respects on and as of the date of issuance, amendment, extension or renewal of such Letter of Credit, in each case before and after giving effect thereto;
(c) the Company shall have delivered and pledged to the Bank all Cash Collateral required pursuant to Section 5.12;
(d) the Company shall have delivered to the Bank a completed and executed Letter of Credit Application with respect to the applicable Letter of Credit;
(e) the Bank shall have received such other documents, certificates, information or legal opinions as it may reasonably request (including without limitation any applications and other agreements relating to a Letter of Credit), all in form and substance reasonably satisfactory to the Bank.
The issuance, amendment, renewal or extension of each Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Company represents and warrants to the Bank as follows:
Section 4.1. Existence; Power. The Company and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by the Company and the Guarantors of this Agreement and the other Letter of Credit Documents, to the extent that each is party thereto, are within such the Company’s or such Guarantor’s organizational powers and have been duly authorized by all necessary organizational, and if required, stockholder action. This Agreement has been duly executed and delivered by the Company, and constitutes, and the other Letter of Credit Documents when executed and delivered by the Company or the Guarantors, to the extent that each is party thereto, will constitute, valid and binding obligations of the Company and each Guarantor, as applicable, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by the Company and the Guarantors of this Agreement and the other Letter of Credit Documents, to the extent that each is party thereto (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect and (ii) disclosure filings on Form 8-K to be made in the ordinary course of business with the Securities and Exchange Commission subsequent to the date hereof, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Company or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries and (d) will not result in the creation or imposition of any lien on any asset of the Company or any of its Subsidiaries.
Section 4.4. Financial Statements. The Company has furnished to the Bank the audited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of December 31, 2006, December 31, 2007 and December 31, 2008 and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for the fiscal years then ended audited by independent certified public accountants and the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of March 31, 2009, June 30, 2009 and September 30, 2009 and the related unaudited consolidated and consolidating statements of income and cash flows for the fiscal half-year then ended. Such financial statements fairly present the consolidated financial condition of the Company and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied.
Section 4.5. Litigation. Unless previously disclosed to the Bank in writing, no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.6. Compliance with Laws and Agreements. The Company and each Subsidiary is not in violation of (a) any applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation any of the foregoing related to environmental matters or ERISA), and (b) any indentures, agreements or other instruments binding upon it or its properties, which, in the case of clause (a) or clause (b), could have a Material Adverse Effect.
Section 4.7. Investment Company Act, Etc. Neither the Company nor any of its Subsidiaries is (a) an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.
Section 4.8. Title to Assets, Etc. Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business. Each of the Company and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.
Section 4.9. Information. The Company has disclosed to the Bank all agreements, instruments, and corporate or other restrictions to which the Company or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Company is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Company to the Bank in connection with the negotiation of this Agreement or any of the other Letter of Credit Documents, or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.
Section 4.10. Labor Matters. There are no strikes, lockouts or other material labor disputes or grievances against the Company or any of its Subsidiaries, or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Company or any of its Subsidiaries, or to the Company’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Company or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Company or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.11. Subsidiaries. Schedule II sets forth the name of, the jurisdiction of organization of, and the address of, each Subsidiary as of the date of this Agreement.
Section 4.12. Insolvency. After giving effect to the execution and delivery of the Letter of Credit Documents and the issuance of each Letter of Credit under this Agreement, neither the Company nor its Subsidiaries will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
Section 4.13. OFAC. Neither the Company nor any Guarantor (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
Section 4.14. Patriot Act. The Company and each Guarantor is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE V
AFFIRMATIVE COVENANTS
The Company covenants and agrees that so long as the Commitment is outstanding hereunder or any amount payable hereunder remains unpaid or any Letter of Credit remains outstanding:
Section 5.1. Financial Statements and Other Information. The Company will deliver to the Bank:
(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audited report for such fiscal year for the Company, containing consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Company and its Subsidiaries for such fiscal year on a consolidated and consolidating basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
(b) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company, unaudited consolidated and consolidating balance sheets of the Company as of the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter from the Company’s previous fiscal year, certified by the chief financial officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP, subject to normal year-end audit adjustments; and

(c) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Company or any Subsidiary as the Bank may reasonably request.
Section 5.2. Notices of Material Events. The Company will furnish to the Bank prompt written notice of the following:
(a) the occurrence of any Default or Event of Default; and
(b) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.3. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto.
Section 5.4. Compliance with Laws, Etc. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.5. Use of Letters of Credit. The Company will use the Letters of Credit to assure performance of workers’ compensation self-insurance programs, to support insurance policies related thereto and for other general corporate purposes of the Company and its Subsidiaries.
Section 5.6. Taxes. The Company will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory lien) before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.7 Books and Records. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Company in conformity with GAAP.
Section 5.8 Inspections. The Company will, and will cause each of its Subsidiaries to, permit any representative of the Bank to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Bank may reasonably request after reasonable prior notice to the Company.
Section 5.9. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, allowing for ordinary wear and tear except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

Section 5.10. Subsidiaries. If any additional Domestic Subsidiary is acquired or formed after the date hereof, the Company will, within ten (10) Business Days after such Domestic Subsidiary is acquired or formed, cause such Domestic Subsidiary to execute and deliver a Guaranty to the Bank.
Section 5.11. Further Assurances. The Company will, and will cause each Subsidiary to, at any time and from time to time upon the written request of the Bank, execute and deliver such further documents and do such further acts and things as the Bank may reasonably request in order to effect the purposes of this Agreement.
Section 5.12. Cash Collateral. The Company shall have pledged to the Bank at all times until the Final Termination Date an amount in cash, or with the consent of the Bank (which it may or may not give in its sole discretion), as to not more than twenty-five percent (25%) of the required amount, investments in money market funds approved by Bank (such cash and other amounts, collectively, “Cash Collateral”) in an aggregate amount at least equal to the LC Exposure. Such Cash Collateral shall be maintained in an account or accounts of the Company at the Bank or at a securities intermediary satisfactory to the Bank (collectively, “Pledged Accounts”) subject to a pledge agreement or pledge agreements and control agreements (with the applicable securities intermediary) in form and substance satisfactory to the Bank (collectively, “Pledge Agreement”) . If at any time the amount of the Cash Collateral is less than the LC Exposure, the Company shall immediately deposit additional Cash Collateral in the form of cash with the Bank and shall execute and deliver to the Bank an additional Pledge Agreement (or amendment to existing Pledge Agreement) as the Bank may require in regard thereto. Such Cash Collateral shall secure the payment and performance of the Obligations. The Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Pledged Accounts. Moneys and other assets in the Pledged Accounts may be applied by the Bank at any time to reimburse itself for LC Disbursements for which it has not been reimbursed or to pay any other Obligations. Interest earned on amounts in the Pledged Accounts shall accumulate in the Pledged Accounts and shall become part of the Cash Collateral; provided, however, that, at the written request of the Company, made not more often than once per calendar month, so long as the Company is in compliance with the provisions of this Section 5.12 and no Default or Event of Default otherwise exists, the Bank shall pay to the Company any amount then on deposit in the Pledged Accounts which is in excess of the LC Exposure.
Section 5.13. Existing Credit Agreement. Within sixty (60) days after the date hereof, the Company shall deliver to the Bank evidence satisfactory to the Bank that the Existing Credit Agreement has been terminated and all obligations thereunder have been paid in full and the Administrative Agent thereunder has released its liens (if any) in any collateral thereunder.
ARTICLE VI
EVENTS OF DEFAULT
Section 6.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:
(a) the Company shall fail to pay any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable; or
(b) the Company shall fail to pay any interest or any fee or any other Obligation (other than an amount payable under clause (a) of this Article) payable under this Agreement or under any other Letter of Credit Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
(c) any representation or warranty made or deemed made by or on behalf of the Company or any Guarantor in or in connection with this Agreement or any Letter of Credit Document or in any certificate, report, financial statement or other document submitted to the Bank by the Company or any Guarantor pursuant to or in connection with this Agreement shall prove to be incorrect in any material respect when made or deemed made; or
(d) (i) the Company shall fail to observe or perform any covenant set forth in Section 5.1, 5.3, 5.5, 5.7, 5.8 or 5.12 or (ii) the Company shall fail to observe or perform any other covenant or agreement contained in Article V and such failure described in this clause (ii) shall remain unremedied for 30 days after the earlier of (i) any officer of the Company becomes aware of such failure, or (ii) notice thereof shall have been given to the Company by the Bank; or

(e) the Company or any Guarantor or any other Subsidiary of the Company (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any indebtedness in an amount greater than Ten Million Dollars ($10,000,000), when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable; or
(f) the Company, any Guarantor or any other Subsidiary of the Company shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company, such Guarantor or such other Subsidiary for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company, any Guarantor or any other Subsidiary of the Company or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company, any Guarantor or any other Subsidiary of the Company or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(h) the Company, Guarantor or any other Subsidiary of the Company shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(i) the shareholders of the Company on the date of this Agreement shall cease to own at least 51% of the Voting Stock of the Company; or
(j) any provision of any Guaranty shall for any reason cease to be valid and binding on, or enforceable against, any Guarantor, or any Guarantor shall so state in writing, or any Guarantor shall seek to terminate its Guaranty; or
(k) any default, event of default or similar event shall occur under any Letter of Credit Application or any other Letter of Credit Document (other than as set forth in the preceding clauses (a) through (j)) then, and in every such event (other than an event described in clause (f), (g) or(h) of this Section) and at any time thereafter during the continuance of such event, the Bank may, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitment; (ii) declare all Obligations to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and (iii) exercise any or all remedies contained in any Letter of Credit Document or under applicable law or in equity; and that, if an Event of Default specified in either clause (f), (g) or (h) shall occur, the Commitment shall automatically terminate and all Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Credit.

ARTICLE VII
MISCELLANEOUS
Section 7.1. Notices.
(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Company:	Arkansas Best Corporation 3801 Old Greenwood Road Fort Smith, Arkansas 72903 Attention: Donald W. Pearson Telephone Number: (479)785-6136 Telecopy Number: (479)785-8650

To the Bank:	SunTrust Bank 303 Peachtree Street, N. E. Atlanta, Georgia 30308 Attention: Tesha Winslow, Portfolio Manager Telephone Number: (404) 813-0581 Telecopy Number: (404) 588-8833
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Bank shall not be effective until actually received by the Bank at its address specified in this Section 7.1.
(b) Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Bank shall not have any liability to the Company or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Company to pay the Obligations shall not be affected in any way or to any extent by any failure of the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in any such telephonic or facsimile notice.
Section 7.2. Waiver; Amendments.
(a) No failure or delay by the Bank in exercising any right or power hereunder or under any other Letter of Credit Document, and no course of dealing between the Company and the Bank, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Bank hereunder and under the other Letter of Credit Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Letter of Credit Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b) No amendment or waiver of any provision of this Agreement or the other Letter of Credit Documents, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.3. Expenses; Indemnification.
(a) The Company shall pay (i) all reasonable, out-of-pocket costs and expenses of the Bank, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its affiliates, in connection the preparation and administration of the Letter of Credit Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Letter of Credit Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Bank in connection with any demand for payment under any Letter of Credit and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the reasonable allocated cost of inside counsel) incurred by the Bank in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 7.3, or in connection with the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) The Company shall indemnify the Bank and its affiliates and the directors, officers, employees, agents, attorneys and advisors of the Bank and its affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Letter of Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Letter of Credit or the use therefrom (including any refusal by the Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged violation of environmental laws related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Letter of Credit Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c) The Company shall pay, and hold the Bank harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Letter of Credit Documents, any collateral described therein, or any payments due thereunder, and save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(d) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, or any Letter of Credit or the use thereof.
Section 7.4. Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Company without such consent shall be null and void).
(b) The Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Letter of Credit Documents (including all or a portion of its obligations under the Letters of Credit) or grant participations in all or a portion of its rights and obligations under this Agreement and the other Letter of Credit Documents; provided, that the Company must give its prior written consent (which consent shall not be unreasonably withheld or delayed), to any assignment, except during the occurrence and continuation of a Default or an Event of Default. Upon the execution and delivery of an assignment agreement by the Bank and such assignee and payment by such assignee of an amount equal to the purchase price agreed between the Bank and such assignee, such assignee shall become a party to this Agreement and the other Letter of Credit Documents and shall have the rights and obligations of a Bank under this Agreement, and the Bank shall be released from its obligations hereunder to a corresponding extent.

(c) The Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Letter of Credit Documents to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
Section 7.5. Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement and the other Letter of Credit Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.
(b) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Northern District of Georgia, and of any state court of the State of Georgia located in Fulton County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Letter of Credit Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Letter of Credit Document shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Letter of Credit Document against the Company or its properties in the courts of any jurisdiction.
(c) The Company irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement or in any other Letter of Credit Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 7.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LETTER OF CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LETTER OF CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 7.7. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement and the other Letter of Credit Documents constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 7.8. Survival. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Final Termination Date. The provisions of Sections 2.5 and 7.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Commitment, the cancellation or expiration of all Letters of Credit or the termination of this Agreement or any provision hereof. All representations and warranties made herein, or in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Letter of Credit Documents, and the issuance of the Letters of Credit.
Section 7.9. Severability. Any provision of this Agreement or any other Letter of Credit Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Company by their respective authorized officers as of the day and year first above written.

ARKANSAS BEST CORPORATION
By:	/s/ Judy R. McReynolds
	Name:	Judy R. McReynolds
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

SUNTRUST BANK
By:	/s/ Tesha Winslow
	Name:	Tesha Winslow
	Title:	Portfolio Manager

[SIGNATURE PAGE TO
LETTER OF CREDIT AGREEMENT]

Schedule I
Existing Letters of Credit
1.	Letter of Credit Number F401036 dated August 20, 2002 in the initial face amount of $1,810,000 with an expiry date of August 26, 2010.
2.	Letter of Credit Number F847094 dated September 12, 2005 in the initial face amount of $1,425,000 with an expiry date of August 31, 2010.
3.	Letter of Credit Number F841245 dated May 15, 2003 in the initial face amount of $1,000,000 with an expiry date of May 14, 2010.
4.	Letter of Credit Number F854256 dated in the initial face amount of $400,000 with an expiry date of .

Schedule II
Subsidiaries

Jurisdiction of
Name of Subsidiary	Incorporation	Address of Principal Office

ABF Aviation, LLC	Arkansas	3801 Old Greenwood Road Fort Smith, AR 72903

ABF Cartage, Inc.	Delaware	3801 Old Greenwood Road Fort Smith, AR 72903

ABF Farms, Inc.	Arkansas	3801 Old Greenwood Road Fort Smith, AR 72903

ABF Freight System, Inc.	Delaware	3801 Old Greenwood Road Fort Smith, AR 72903

ABF Freight System B.C. Ltd.	British Columbia	3801 Old Greenwood Road Fort Smith, AR 72903

ABF Freight System Canada Ltd.	Canadian Federal

Data-Tronics Corp.	Arkansas	3801 Old Greenwood Road Fort Smith, AR 72903

FleetNet America, Inc.	Arkansas	P.O. Box 970 Cherryville, NC 28021

Freightvalue, Inc.	Arkansas	3801 Old Greenwood Road Fort Smith, AR 72903

Global Supply Chain Services, Inc.	Arkansas	3801 Old Greenwood Road Fort Smith, AR 72903

Land-Marine Cargo, Inc.	Puerto Rico	3801 Old Greenwood Road Fort Smith, AR 72903

Motor Carrier Insurance, Ltd.	Bermuda	P.O. Box 1022 Clarendon House Church Street West Hamilton HM DX Bermuda

Transport Realty, Inc.	Arkansas	3801 Old Greenwood Road Fort Smith, AR 72903

Tread-Ark Corporation	Delaware	3801 Old Greenwood Road Fort Smith, AR 72903